Exhibit 4.2

FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

This FIRST AMENDMENT, dated as of June 4, 2009 (this “Amendment”), to Amended and Restated Rights Agreement, dated as of September 29, 2006 (the “Agreement”), between Wind River Systems, Inc., a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, Intel Corporation, a Delaware corporation (“Parent”), APC II Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which it is proposed that Purchaser make a cash tender offer to acquire all of the issued and outstanding shares of common stock of the Company (as it may be amended from time to time, the “Offer”), to be followed by a merger of Purchaser with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of the Merger Agreement.

WHEREAS, pursuant to Section 27 of the Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, from time to time supplement and amend any provision of the Agreement without the approval of any holders of the Rights.

WHEREAS, no Distribution Date has occurred, and no person has been an Acquiring Person.

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent, Purchaser and certain stockholders of the Company (the “Stockholders”) are entering into a Tender and Support Agreement, dated as of the date hereof (the “Stockholder Agreement”), providing that, among other things, the Stockholders shall (i) tender their Company Shares (as such term is defined in the Merger Agreement) into the Offer, and (ii) vote their Company Shares in favor of the Merger, if applicable, in each case subject to the conditions set forth therein.

WHEREAS, the Board of Directors of the Company has resolved that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the foregoing and to exempt the Merger Agreement, the Offer, the Stockholder Agreement and the other transactions specifically contemplated thereby from the application of the Amendment, and has approved this Amendment.

WHEREAS, the Company intends to modify the terms of the Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Agreement.

2. Amendments.

(a) The definition of “Acquiring Person” in Section 1(a) of the Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Purchaser, Stockholders, nor any of such parties’ Affiliates or Associates (the “Exempted Persons”) shall be deemed to be an “Acquiring Person” for purposes of this Agreement by virtue of or as a result of (i) the adoption, approval, execution or delivery of the Merger Agreement or the Stockholder Agreement, (ii) the public announcement of such adoption, approval, execution or delivery, (iii) the making of the Offer, including pursuant to Section 2.1(d) of the Merger Agreement, (iv) the acceptance for payment or payment for Company Shares (as defined in the Merger Agreement) by Purchaser pursuant to the Offer, including pursuant to Section 2.1(d) of the Merger Agreement, or (v) the consummation of the transactions specifically contemplated by the Merger Agreement, including Section 2.1(d) thereof, and the Stockholder Agreement, each upon the terms and subject to the conditions of the Merger Agreement (the transactions described in clauses (i) through (v), the “Exempted Transactions”).”

(b) The definition of “Beneficial Owner” in Section 1(c) of the Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a “Beneficial Owner” or to have “beneficial ownership” of, or to “beneficially own,” any securities beneficially owned by any other Exempted Persons by virtue of or as a result of any Exempted Transaction.”

(c) The definition of “Distribution Date” in Section 1(g) of the Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to contrary, no Distribution Date shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(d) The definition of “Shares Acquisition Date” in Section 1(n) of the Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(e) The definition of “Transaction” in Section 1(n) of the Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, no Transaction shall be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(f) Section 11 of the Agreement is hereby amended by inserting the following sentence at the end the preamble to such Section 11:

“Notwithstanding anything in this Agreement to contrary, the provisions of Section 11 shall not apply, and no adjustments shall be made pursuant to this Section 11, by virtue of or as a result of any Exempted Transaction.”

(g) Section 13 of the Agreement is hereby amended by inserting the following sentence at the end of such Section 13:

“Notwithstanding anything in this Agreement to contrary, the provisions of Section 13 shall not apply, and no adjustments shall be made pursuant to this Section 13, by virtue of or as a result of any Exempted Transaction.”

(h) Section 25 of the Agreement is hereby amended by inserting the following sentence at the end of such section as a new subsection (c):

“(c) Notwithstanding anything in this Agreement to contrary, the Company shall not be required to give any notice contemplated by this Section 25 in connection with any Exempted Transaction.”

3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4. Counterparts; Electronic Transmission. This Amendment may be executed and delivered by facsimile, PDF or similar electronic transmission method in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Effectiveness. This Amendment shall be effective as of the date first written above and shall be deemed effective prior to, and shall be subject to, the execution and delivery of the Merger Agreement; provided, however, that this Amendment shall be null and void, automatically terminate and be of no further force or effect on the later of (i) date on which the Merger Agreement is terminated in accordance with its terms and (ii) the termination of any Offer pursuant to Section 2.1(d) of the Merger Agreement. Except as and to the extent expressly modified by this Amendment, the Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WIND RIVER SYSTEMS, INC.

By:	/s/ Ian Halifax
Name:	Ian Halifax
Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

[Signature page to First Amendment to Rights Agreement]